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LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release

      Lynch Interactive Corporation Names John Barnicle President and CEO

Rye, New York, October 24, 2005 - Lynch Interactive Corporation (AMEX:LIC) announced today that John Barnicle is joining the Company as its President. He will be the Chief Operating Officer until November 15, 2005 and, on that date, will become the Chief Executive Officer. Mario J. Gabelli, who is currently the Company's Chief Executive Officer, will remain the Company's Chairman of the Board from and after November 15, 2005.

"John brings a wealth of experience in many facets of the telecommunications industry. While our operating telephone companies face several regulatory and competitive hurdles, John and I are committed to continuing to provide state-of-the-art telecommunications services to the communities which Lynch Interactive currently serves, giving them the tools to grow and create jobs for the twenty-first century" said Mr.Gabelli.

Mr. Barnicle served most recently as President and Chief Operating Officer of Neutral Tandem Inc., which provides competitive exchange carriers with neutral inter-carrier exchange for transit and switched access. Prior to Neutral Tandem, he was a founder, director, and Chief Operating Officer of Focal Communications Corp. from 1996 through 2002. There he was responsible for all day-to-day activities for the company and helped grow revenues to over $350 million per year over this period. In 1999, Ernst & Young named Mr.Barnicle Regional Entrepreneur of the Year. With more than 19 years of telecommunications experience, he has held senior positions at such companies as MFS Communications, Duff & Phelps Credit Rating Company and Centel Corp. At MFS, he served as vice president of marketing for North America and led the integration of disparate marketing organizations from various MFS subsidiaries. As Vice President at Duff and Phelps Credit Rating Co, Mr. Barnicle issued credit ratings and research reports on public debt instruments of major telecommunications companies. His clients included top IXC, cable, wireless, and emerging wireline companies. Mr. Barnicle held a variety of technical and marketing positions while at Centel. He received a BSEE from the University of Illinois, and is married with twin daughters.

                                **********


Contact:          Robert E. Dolan
                  Chief Financial Officer
                  914.921.8821

                  Mario J. Gabelli
                  Chief Executive Officer
                  914.921.5040


Release 05-11